EXHIBIT NO.99
                                                                   -------------



                                                           FOR IMMEDIATE RELEASE

                     VIDEO UPDATE SIGNS DEFINITIVE AGREEMENT
                           TO PURCHASE VIDEO VIEW LTD.


         ST. PAUL, MN, January 3, 1997 -- Video Update,  Inc.  (Nasdaq  National
Market: VUPDA, VUPDZ), an international video chain, today announced that on December 31st it signed a definitive purchase agreement to acquire the assets of Video View Ltd., a privately-owned chain of 23 video rental stores in Alberta, Canada. Completion of the purchase is pending and subject to Canadian regulatory approval. Effective January 1st, Video Update began managing Video View's operations and is receiving fees under a management agreement. The Company expects to recognize these fees in its fiscal third quarter ending January 31, 1997.
         "We are moving quickly to finalize our purchase of Video View," commented Dan Potter, Chairman and Chief Executive Officer of Video Update. "In the meantime, we are actively managing the day-to-day operations of Video View and preparing for its full integration into the Video Update system."

         Video Update, Inc. is an international video retail chain with 277 video stores in North America of which 249 are corporately-owned and 28 are franchised as of December 31, 1996, excluding the 23 Video View rental stores currently under management. Video Update stores are located in thirteen states in the U.S. and in three provinces in Canada.

         Matters discussed in this news release contain forward-looking statements that involve risks and uncertainties. The Company's results may differ significantly from the results indicated by such forward-looking statements. No assurances can be given that the above described acquisition will be completed, or the required Canadian regulatory approval will be granted, on a timely basis, if at all. These and similar acquisition related risks are detailed from time to time in the Company's SEC reports, including Form 10-KSB, S-3 and 10-QSB for the quarter ended October 31, 1996.